EXHIBIT 10.1

AGREEMENT AND FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

      This Agreement and First Amendment to Amended and Restated Credit Agreement (this “Amendment”) dated effective as of March 31, 2005 among the lenders (collectively, the “Lenders”) party to that certain Amended and Restated Revolving Credit Agreement (the “Credit Agreement”) dated as of August 11, 2004 among the Lenders; JPMorgan Chase Bank, National Association (converted from JPMorgan Chase Bank), as Administrative Agent; Bank of America, N.A., as Syndication Agent, and Calyon New York Branch, Amegy Bank National Association (formerly known as Southwest Bank of Texas, National Association), and Merrill Lynch Capital Corporation, as Co-Documentation Agents; SERVICE CORPORATION INTERNATIONAL (the “Borrower”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent (collectively, the “Administrative Agent”) for the Lenders;

W I T N E S S E T H:

      WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;

      WHEREAS, the Borrower has requested an amendment to the Credit Agreement pursuant to Section 1.04 of the Credit Agreement, to reflect the change in GAAP (effective with the financial statements dated March 31, 2005 and the quarter then ending, but with such change not to result in a restatement of the Borrower’s financial statements of prior dates) to cause all preneed acquisition costs to be expensed when incurred, rather than capitalized and amortized over time; and

      WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend the Credit Agreement to correct certain cross-references contained therein;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower and the Lenders do hereby agree as follows:

      Section 1. The following definitions contained in Section 1.01 of the Credit Agreement are hereby amended to provide as follows:

      “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any losses attributable to the prepayment or repurchase of publicly traded Indebtedness of the Borrower for such period, and (v) any extraordinary or non-recurring non-cash charges for such period, and any recurring non-cash charges of the sort described in Schedule 1.01(a) for such period; provided, however, that cash expenditures in respect of charges referred to in this clause (v) that are required to be paid shall be deducted in determining Consolidated EBITDA for the period during which such expenditures are made, provided that those payments made in connection with (A) the earn-out provisions set forth in the Los Parques S.A. Stock Purchase and Transfer Agreement dated as of December 21, 1998 in an amount not to exceed $51,700,000, and (B) in connection with escrowed funds in an amount not to exceed $135,000,000 related to the Menorah Gardens litigation matter and the ECI shareholder litigation matter shall not be deducted, plus (b) the Preneed Adjustment, and minus (c) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary or non-recurring non-cash gains for such period and (ii) any gains attributable to the prepayment or repurchase of publicly traded Indebtedness of the Borrower for such period, all determined on a consolidated basis in accordance with GAAP. Upon the consummation of any acquisition by any Person of the assets or Equity Interests of any other Person, or the Disposition by such Person of any of its assets or the Disposition of its Equity Interests of any other Person, in each case to the extent such acquisition or Disposition involves consideration having a value equal to or greater than $20,000,000, the Consolidated EBITDA of such Person shall be adjusted on a pro forma basis to include, in the case of an acquisition, or exclude, in the case of a Disposition, the historical financial results attributable to such Equity Interests or assets; such adjustment to be made in a manner consistent with the regulations and practices of the United States Securities and Exchange Commission (whether or not applicable).

      “Last Determined Minimum Net Worth” means the amount of the minimum Net Worth as required pursuant to Section 6.15 and determined from the most recently delivered compliance certificate delivered pursuant to Section 5.01(c). For purposes of any calendar quarter ending after December 31, 2004, the Last Determined Minimum Net Worth as of December 31, 2004 shall be $1,225,000,000.

      “Permitted Asset Disposition” means any Disposition (including any loss, destruction or condemnation) of any property or asset of the Borrower, other than Dispositions permitted under paragraphs (a) and (b) of Section 6.06.

      Section 2. Section 1.01 of the Credit Agreement is hereby amended to add thereto the following definition:

      “Preneed Adjustment” means $17,500,000 for each calendar quarter, commencing with the quarter ending March 31, 2005; that is, the Preneed Adjustment to be used in the computation of Consolidated EBITDA for the four consecutive calendar quarters ending on (a) March 31, 2005 is $17,500,000, (b) June 30, 2005 is $35,000,000, (c) September 30, 2005 is $52,500,000 and (d) December 31, 2005 and the end of each calendar quarter thereafter is $70,000,000.

      Section 3. Section 6.06(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

      (c) sales, transfers, leases and other dispositions of assets (other than accounts receivable or inventory of Loan Parties) that are not permitted by any other clause of this Section 6.06; provided that (i) the aggregate book value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed 20% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the Effective Date (plus any increase in the Consolidated Total Assets resulting from Permitted Acquisitions of Subsidiaries after the Effective Date, with each such increase to be measured as of the date of such Permitted Acquisition) in the aggregate, (ii) all sales, transfers, leases and other dispositions permitted pursuant to this clause (c) shall be made for fair value and (iii) if any such sale, transfer, lease or other disposition is made for aggregate consideration in excess of $20,000,000, such sale, transfer, lease or other disposition shall be made for at least 80% cash consideration provided the Borrower may sell only up to an aggregate of $100,000,000 of such assets where the cash component is less than 80%.

      Section 4. Section 6.15 of the Credit Agreement is hereby amended to read in its entirety as follows:

      The Borrower will not permit Net Worth at any time to be less than the sum of (a) the amount of the Last Determined Minimum Net Worth, plus (b) 100% of the proceeds received by the Borrower after December 31, 2004 from all shares, rights to purchase, warrants, options, participations or other equivalents of the Borrower’s equity, including all common stock and preferred stock, plus (c) commencing with the quarter ending March 31, 2005, (i) if the Leverage Ratio is equal to or greater than 3.00 to 1.00, 50% of Consolidated Net Income for the most recently completed fiscal quarter, or (ii) if the Leverage Ratio is less than 3.00 to 1.00, 25% of Consolidated Net Income for the most recently completed fiscal quarter; provided that in no event will the Borrower permit its Net Worth to be less than the sum of clauses (a) and (b) above.

      Section 5. Representations True; No Default. The Borrower represents and warrants that the representations and warranties contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date. The Borrower hereby certifies that no event has occurred and is continuing which constitutes a Default or n Event of Default.

      Section 6. Ratification. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall remain in full force and effect. The Credit Agreement, as hereby amended, and all rights and powers created thereby or thereunder and under the other Loan Documents are in all respects ratified and confirmed and remain in full force and effect.

      Section 7. Definitions and References. Any term used herein that is defined in the Credit Agreement shall have the meaning therein ascribed to it. The terms “Agreement” and “Credit Agreement” as used in the Credit Agreement, the other Loan Documents or any other instrument, document or writing furnished to the Administrative Agent or Lender by the

Borrower and referring to the Credit Agreement shall mean the Credit Agreement as hereby amended.

      Section 8. Effectiveness. This Amendment shall become effective upon its execution and delivery by the Borrower and the Required Lenders. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

      Section 9. Release. The Borrower hereby releases and forever discharges the Administrative Agent, each Lender and their respective Affiliates, employees, officers, directors, trustees, agents, attorneys, successors, assigns and other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including reasonable legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now or in the future own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties (a) arising directly or indirectly out of the Loan Documents, or any other documents, instruments or any other transactions relating thereto and/or (b) relating directly or indirectly to all transactions by and between the Borrower, any of its Subsidiaries, or their representatives and the Administrative Agent and each Lender or any of their respective directors, officers, agents, employees, attorneys or other representatives. Such release, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, exercise of remedies and all similar items and claims, which may, or could be, asserted by any of the Borrower or the Material Subsidiaries. Such release shall include a release of items, whether or not liability is strictly imposed by statute and whether or not caused by the negligence of the party so released, unless caused by the gross negligence or willful misconduct of said party.

      Section 10. Miscellaneous. This Amendment (a) is a Loan Document; (b) may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement; and (c) together with the other Loan Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter. The headings herein shall be accorded no significance in interpreting this Amendment.

      THE LOAN DOCUMENTS (INCLUDING THIS AMENDMENT) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

      THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Amendment to be signed by their respective duly authorized officers, effective as of the date first above written.

SERVICE CORPORATION
INTERNATIONAL

By:	Jeffrey E. Curtiss

Name:	Jeffrey E. Curtiss

Title:	Senior Vice President, Chief

Financial Officer and Treasurer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, converted from JPMorgan Chase Bank, individually and as Administrative Agent

By:	Robert L. Mendoza

Name:	Robert L. Mendoza

Title:	Vice President

BANK OF AMERICA, N.A., individually and as Syndication Agent

By:	Gary L. Mingle

Name:	Gary L. Mingle

Title:	Senior Vice President

[unnumbered signature page to Service Corporation International
Agreement and Amendment to Amended and Restated Credit Agreement]

CALYON NEW YORK BRANCH,
individually and as Co-Documentation Agent

By:	Phillipe Soustra

Name:	Phillipe Soustra

Title:	Executive Vice President

By:	Attila Coach

Name:	Attila Coach

Title:	Managing Director

AMEGY BANK NATIONAL ASSOCIATION, f/k/a Southwest Bank of Texas, N.A., individually and as Co-Documentation Agent

By:	Preston Moore

Name:	Preston Moore

Title:	Senior Vice President

MERRILL LYNCH CAPITAL CORPORATION, individually and as Co-Documentation Agent

By:	Nancy E. Meadows

Name:	Nancy E. Meadows

Title:	Vice President

HIBERNIA NATIONAL BANK

By:	Michael G. Meiss

Name:	Michael G. Meiss

Title:	Senior Vice President

[unnumbered signature page to Service Corporation International
Agreement and Amendment to Amended and Restated Credit Agreement]

LEHMAN COMMERCIAL PAPER, INC.

By:	V. Paul Arzouian

Name:	V. Paul Arzouian

Title:	Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK

By:	David A. Buck

Name:	David A. Buck

Title:	Senior Vice President

REGIONS BANK, f/k/a Union Planters Bank N.A.

By:	Keith S. Page

Name:	Keith S. Page

Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	Ed Sacks

Name:	Ed Sacks

Title:	Vice President

[unnumbered signature page to Service Corporation International
Agreement and Amendment to Amended and Restated Credit Agreement]